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                                                                      Exhibit 99

                             CAUTIONARY STATEMENT

     Summit Medical Systems, Inc. ("Summit" or the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). This Cautionary Statement, when used in conjunction with an identified forward-looking statement, is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

     DEPENDENCE ON CORPORATE MARKETING PARTNERS. A substantial portion of the Company's total revenue has depended on sales to the Company's corporate marketing partners. The Company has corporate marketing relationships with Boston Scientific Corporation ("Boston Scientific"), including SciMed Life Systems, Inc. ("SciMed"), a wholly owned subsidiary of Boston Scientific, Allergan, Inc. ("Allergan") and Smith & Nephew Richards, Inc. ("Smith & Nephew Richards"). The Company historically has relied on its corporate marketing partners to provide substantial supplemental resources to the Company's sales and marketing efforts with respect to the Vista product. A significant portion of the Company's revenue is, therefore, dependent upon the Company's ability to develop products that meet the requirements of its joint marketing partners and upon the marketing efforts of these corporate marketing partners.

     In 1996, Allergan and Smith & Nephew Richards each purchased less than the minimum requirements under their marketing contracts in order to maintain their exclusivity in ophthalmology and orthopaedics, respectively. As a consequence, the Company modified its exclusive marketing arrangement with Allergan in 1996 pursuant to the terms of its agreement. The Company continues to sell Vista ophthalmology products through Allergan under a non-exclusive arrangement. The Company also is in discussions with Smith & Nephew Richards regarding disputes under their marketing arrangement, including allegations of material breaches under the arrangement and requests for certain payments. There can be no assurance that the Company will successfully negotiate a resolution of these disputes or that the Company and Smith & Nephew Richards will continue their marketing relationship.

     The Company's strategy of reselling its software through corporate marketing partners is subject to risks and uncertainties. The Company's database software is not the corporate marketing partners' primary product and the amount of resources they devote to marketing the database software and the timing of their marketing efforts are not within the control of the Company. Moreover, the Company's database software is often sold by the corporate marketing partners as part of a package of goods and services that includes the corporate marketing partners' products. As a result, sales of the Company's database software depends, in part, on demand for the corporate marketing partners' products and, in general, the effectiveness of a corporate marketing partner depends on the success of that partner's products in the medical specialty market. Upon termination of the corporate marketing arrangements under certain circumstances, the Company's corporate marketing partners would obtain certain rights to use the DOS and/or Vista source code of the software that is the subject of the applicable agreement. The
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failure of these corporate marketing partners to market successfully the
Company's database software, or the termination of these corporate marketing arrangements, could have a material adverse effect on the Company's business, financial condition and results of operations.

     HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. The Company has experienced operating losses for each of the past five years. The Company anticipates that it will continue to experience operating losses through 1997 and that its profitability in later periods will depend on market acceptance of its new client/server technology, on-line registry services and CQS package. In addition, the Company's profitability would be adversely affected by a continued deterioration of Vista products sales and by a failure of the Company to implement successfully a strategy to migrate its Vista product customers to Crescendo! products. The Company has limited operating experience with this technology, product and service program, and there can be no assurance that the Company will generate revenue sufficient to achieve profitability.

     FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company has experienced variations in quarterly operating results. Quarterly variations may result from the timing of the completion of large software installations or the development and release of new products. Due to the relatively fixed nature of most of the Company's costs, including personnel and facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on the Company's results of operations in that quarter. In general, quarterly revenue is difficult to forecast because the market for the Company's products and services are evolving rapidly and much of the Company's sales are through indirect channels such as the Company's marketing partners. Due to all of the foregoing factors, it is possible that in some future quarters the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's common stock would be adversely affected.

     UNCERTAINTY OF ENTRANCE INTO NEW MARKETS AND ACCEPTANCE OF NEW PRODUCTS. In 1996, the Company substantially restructured its products and services, including the introduction of a new client/server technology, registry services and CQS package. The Crescendo! products for cardiovascular specialties are currently installed at four sites and the Company's initial pilot program with Eli Lilly for registry services is in the development stage. The Company also has not yet completed the six-month installation and training period for a customer under the CQS package. In addition, the Company intends to replace the Vista products installed at each CQS site during 1996 with a Crescendo! product. The Company has limited operating experience with these new products and services. In order to develop and introduce these new products and services, the Company will have to invest a significant portion of its resources in research and development and to hire additional personnel to market and manage the new products. The Company's future success will depend heavily on sales of new products and services, and the failure of these products and services to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. These products, when first released by the Company, may also contain undetected difficulties or defects that, despite testing by the Company, are discovered only after they have been installed and used by customers. There can be no assurance that such difficulties or defects will not be discovered in the future, causing significant customer relations issues, delays in product introduction and shipments, or requiring design modifications that could adversely affect the Company's competitive position, business, financial condition and results of operations.

     DEPENDENCE ON DATABASE SPONSORS; CONTROL OF NATIONAL DATABASES. The Company believes that the acceptance of its products by healthcare providers in the cardiac and thoracic surgery, cardiology and ophthalmology markets is significantly enhanced by the endorsement or certification of the Company's products by the American College of Cardiology ("ACC"), the Society of Thoracic Surgeons ("STS") and the American Society of Cataract and
Refractive Surgery ("ASCRS")

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(collectively, the "Medical Association Partners"), respectively. The Company believes that the ability of the Company's customers to participate in and receive benchmark data from the national database sponsored by the Medical Association Partners providers substantial value to the Company's customers. Accordingly, termination of one or more of its relationships with a Medical Association Partner may have a material adverse effect on the Company's business, financial condition and results of operations.

     The agreements with the Medical Association Partners do not give the Company exclusive rights to the applicable national database. Each of the Medical Association Partners allows data to be entered using software other than the Company's, including software sold by the Company's competitors. There can be no assurance that in the future the Company will not experience greater competition in connection with the STS and ACC national databases. The terms of the Company's agreements with the Medical Association Partners limit the Company's ability to derive commercial products from the national databases. Although the Company maintains the STS and ASCRS national databases, the Company does not have ownership rights to develop commercial products, such as statistical algorithms, from the data in the national database. In the case of the ACC national database, the Company does not manage such database and has no rights to the data harvested to the ACC national database. In addition, the Medical Association Partners may permit access to their respective national databases by third parties to perform analyses, generate reports and for other purposes, which could diminish the value of and reports provided by the Company. If the Medical Association Partners were to permit access to the databases to Company competitors for these purposes, the Company's business could be materially and adversely affected.

     INTEGRITY OF DATABASES. The Company's success depends significantly on the integrity of the clinical outcomes data and statistical tools that are based on the patient records entered into the national databases. Although the Company believes that it takes adequate precautions to safeguard the validity of the information entered into the national databases, including testing data for completeness and consistency, the Company does not obtain independent audits of the information provided by its customers. If a statistically significant number of patient records were found to have been altered or entered incorrectly, the Company's business, financial condition and results of operations could be materially and adversely affected.

     INTEGRATION OF ACQUISITIONS. The Company's success will also depend on its ability to integrate the businesses of CLMA and Cordillera into the Company's operations. There can be no assurance that the anticipated benefits from the acquisitions of CLMA and Cordillera will be realized. Additionally, there can be no assurance that the Company will be able to effectively market existing products and services of CLMA or that Cordillera will be able to develop products that will achieve market acceptance. The integration of CLMA and Cordillera requires substantial attention from management. The diversion of management's attention, the process of integrating the businesses and any difficulties encountered in the transition process could cause an interruption of business, and could have a material adverse effect on the Company's operations and financial performance.

     CHANGES IN GOVERNMENT REGULATION. The confidentiality of patient records and the circumstances under which such records may be released to the national databases is subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and use of confidential patient medical record information. Minnesota, for instance, prohibits "release" of "health records" unless the patient has consented or a statutory exception has been met. One such exception is a release for scientific medical research. Although the Minnesota statute does not define either "health records" or "release" the statute appears to apply only to records that are patient identifiable.

     Although compliance with these laws and regulations is principally the responsibility of the hospital, physician or other healthcare provider supplying the data to the Company, the national databases have been designed to enable healthcare providers to comply with the confidentiality requirements of state law. To protect patient confidentiality, data entries to the national databases delete any patient identifiers, including name, address, hospital and physician. The Company believes that its procedures comply with the laws and

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regulations regarding the collection of patient data in substantially all jurisdictions, but regulations governing patient confidentiality rights are evolving rapidly.

     Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. In general, this legislation may require holders of such information to implement security measures that may be of substantial cost to the Company. One bill currently pending in Congress would protect and regulate the confidentiality of medical record information. The bill would prohibit the disclosure of individually identifiable health information, except with the patient's consent. Without the patient's consent, medical record information may be disclosed only for other limited purposes, including disclosures to permit the creation of nonidentifiable health information and to facilitate medical research. The bill would preempt most state laws regarding access to, and the use and disclosure of, medical record information. The Company presently collects, compiles and discloses health care information which it believes is not individually identifiable and therefore would not be protected health information under the bill. The Company cannot accurately assess the likelihood that the bill will become law, or the final scope of any law. There can be no assurance that the bill, or other changes to state or federal laws, will not materially restrict the ability of healthcare providers to submit information from patient records to the Company.

     The healthcare industry is subject to changing regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years, the healthcare industry has been subject to an increase in government regulation of, among other things, reimbursement rates and certain capital expenditures. Many lawmakers have proposed programs to reform the United States healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Healthcare industry participants may react to these proposals by curtailing or deferring investments, including investments in the Company's products. The Company cannot predict what impact, if any, such factors may have on its business, financial condition and results of operations.

     Although the Company is not currently subject to regulation by the United States Food and Drug Administration (the "FDA"), the FDA could determine in the future that the predictive applications of the Company's software make it a clinical decision tool, and thus subject to FDA regulation. In that event, the Company could experience delays in developing and marketing new software and an increase in research and development costs which could have a material adverse effect on the Company's business, financial condition and results of operations.

     HIGHLY COMPETITIVE INDUSTRY. The market for healthcare information systems and services is highly competitive. The Company believes that the principal competitive factors for clinical outcomes database software are the quality and depth of the underlying clinical outcomes database, the usefulness of the data and reports generated by the software, customer service and support, ease-of-use, compatibility with the customer's existing information systems, potential for product enhancements, and vendor reputation. The Company's competitors include other providers of clinical outcomes software, healthcare consulting firms, and providers of medical information derived from databases

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based on claims data. Many of the Company's competitors and potential competitors have greater financial, development, technical, marketing and selling resources than the Company, and have substantial installed customer bases in the healthcare industry. The Company also faces significant competition from internal information services at hospitals, many of which have developed their own outcomes databases. As the market for outcomes software develops, additional competitors may enter the market and competition may intensify. There can be no assurance that the Company's business will not be materially and adversely affected by such competition.

     DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions, and technical measures to protect its proprietary rights in its products. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Although the Company believes that its products do not infringe upon the proprietary rights of third parties, and it is not aware of any threatened patent infringement claims relating to its products, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business.

     SHAREHOLDER LITIGATION.   The Company has been named as a defendant in two
federal court securities putative class actions captioned, Jong E. Lee v. Summit
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Medical Systems, Inc., Mathias Faue, George E. and Patricia E. Faue, Janice
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McQuiston V. Summit Medical Systems, Inc., Edward F. Sweeney, Kevin R. Green,
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Anthony W. Rees, Kent J. Thiry, Dennis H. Powers, John M. Nehra, and Judith Anne
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Jacobson V. Summit Medical Systems, Inc. Each class action alleges that the
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Company made misleading public disclosures relating to its financial statements.
These actions are in the preliminary stages and the parties to the actions have not begun discovery. The Company believes each of these actions are without merit and intends to defend them vigorously. However, there is no assurance that any judgment, order or decree against the Company arising out of these class actions will not have a material adverse effect on the Company or its business.

     SECURITIES AND EXCHANGE COMMISSION INVESTIGATION. The Company has been informed by the Division of Enforcement of the Securities and Exchange Commission (the "Commission") that the Commission is conducting an investigation of the Company, relating to the Company's restatement of certain financial statements. The Company is cooperating fully with the Commission and its investigation and intends to continue to do so. As of the date hereof, the Commission's investigation is in the preliminary stage and the Company is unable to identify the scope of the investigation. There can be no assurance that any order, decree or other action issued or taken by the Commission arising out of its investigation will not result in sanctions against the Company or certain individuals that could have a material adverse effect on the Company or its business.

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